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                                                                    EXHIBIT 99.3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE VALTRA GROUP

Valtra was acquired by Kone Corporation in a business combination in August 2002. For Finnish GAAP, the acquisition date was accounted for as of July 1, 2002. Accordingly, a vertical black line has been inserted in the accompanying financial statements to designate the Predecessor and Successor companies. For purposes of Management's Discussion and Analysis of Financial Condition and Results of Operations, the Predecessor and Successor information has been combined, and the analysis is based on amounts as determined under Finnish GAAP.

Valtra is a global tractor and off-road diesel engine manufacturer. Valtra sells its Valtra brand tractors and Sisu brand engines in over 70 countries. Valtra has leading market positions in the Nordic region and in Latin America and is the fifth largest tractor producer in the world. Valtra focuses on the high horsepower tractor segment and produces a majority of the components of its tractors, including engines, transmissions, cabs, rear axles and hydraulics.

STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

Net sales for the nine months ended September 30, 2003 were 626.6 million Euros compared to 554.4 million Euros for the nine months ended September 30, 2002, increasing by 72.2 million Euros, or approximately 13.0%. The increase was primarily attributable to improved sales performance in a majority of markets in both the tractor and diesel engine segments. The introduction of new products and an increase in the number of higher horsepower tractors sold contributed to overall improved sales performance. Availability of the Brazilian government subsidized financing program, FINAME, helped to support stronger demand in the Brazilian market during 2003.

Gross profit was 119.9 million Euros (19.1% of net sales) during the nine months ended September 30, 2003 compared to 99.2 million Euros (17.9% of net sales) during the nine months ended September 30, 2002. Gross margins improved due to a favorable mix of products sold.

Selling, marketing and administrative expenses for the nine months ended September 30, 2003 were 60.1 million Euros (9.6% of net sales) compared to 57.6 million Euros (10.4% of net sales) during the nine months ended September 30, 2002. Selling, marketing and administrative expenses decreased between periods primarily due to cost cutting initiatives carried out during 2003. Research and development expenses for the nine months ended September 30, 2003 were 11.4 million Euros (1.8% of net sales) compared to 9.8 million Euros (1.8% of net sales) during the nine months ended September 30, 2002.

Net income for the nine months ended September 30, 2003 was 40.6 million Euros compared to 20.5 million Euros for the nine months ended September 30, 2002 for the reasons discussed above.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

Net sales for the year ended December 31, 2002 were 761.7 million Euros compared to 685.5 million Euros during 2001, increasing by 76.2 million Euros, or approximately


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11.1%. The increase was primarily attributable to improved sales performance in
Sweden, Norway and markets outside of Europe, principally in Brazil. Sisu Diesel had record net sales with increases to all customer groups.

Gross profit was 137.4 million Euros (18.0% of net sales) in 2002 compared to
122.2 million Euros (17.8% of net sales) for 2001. Gross margins improved slightly due to improved capacity utilization.

Selling, marketing and administrative expenses for 2002 were 81.1 million Euros (10.6% of net sales) compared to 82.3 million Euros (12.0% of net sales) for 2001. Selling, marketing and administrative expenses decreased between periods primarily due to favorable foreign currency translation impacts. Research and development expenses during 2002 were 12.2 million Euros (1.6% of net sales) compared to 13.3 million Euros (1.9%) for 2001.

Net income for the year ended December 31, 2002 was 6.9 million Euros compared to 4.7 million Euros for the year ended December 31, 2001 for the reasons discussed above.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

Net sales for the year ended December 31, 2001 were 685.5 million Euros compared to 671.1 million Euros during 2000, increasing by 14.4 million Euros, or approximately 2.1%. Sales were relatively flat between years primarily due to a change in the sales organizational structure in Sweden and Norway during 2001. This change negatively impacted sales growth in these two important markets. This negative impact was offset by a 5% sales growth in the Latin American market during 2002.

Gross profit was 122.2 million Euros (17.8% of net sales) in 2001 compared to
118.1 million Euros (17.6% of net sales) for 2000. Gross margins improved slightly as improved margins were experienced in Brazil due to higher sales and a better mix of products sold, offset by reductions in margins experienced in Europe, primarily due to the decline in sales in the Swedish and Norwegian markets.

Selling, marketing and administrative expenses for 2001 were 82.3 million Euros (12.0% of net sales) compared to 73.4 million Euros (10.9% of net sales) for 2000. Selling, marketing and administrative expenses increased between periods primarily due to start up costs incurred with respect to the change in the sales organization structure discussed above, as well as increased selling and marketing costs incurred due to entering new markets during 2001. Research and development expenses during 2001 were 13.3 million Euros (1.9% of net sales) compared to 11.8 million Euros (1.8% of net sales) for 2000.

Net income for the year ended December 31, 2001 was 4.7 million Euros compared to a net loss of 0.3 million Euros for the year ended December 31, 2000 for the reasons discussed above.


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LIQUIDITY AND CAPITAL RESOURCES

Valtra had 95.5 million Euros in working capital at September 30, 2003 as compared with 62.4 million Euros at December 31, 2002.

Cash flows provided by operating activities were 44.1 million Euros for the nine months ended September 30, 2003 compared to 10.5 million Euros for the nine months ended September 30, 2002.

Capital expenditures for the nine months ended September 30, 2003 were 12.9 million Euros compared to 10.2 million Euros for the comparable period in 2002. The increase in capital expenditures was primarily related to factory expansions in the Company's two Finnish manufacturing facilities.